EXHIBIT D 3.3.2



STATE OF MAINE                                           Docket No. 2000-803
PUBLIC UTILITIES COMMISSION
                                                         October 3, 2000

PUBLIC SERVICE COMPANY OF                                ORDER
NEW HAMPSHIRE, Request For Approval
Of Reorganization


               WELCH, Chairman; NUGENT and DIAMOND, Commissioners

I. SUMMARY

   Pursuant to 35-A M.R.S.A. Section 708, we approve a reorganization that will occur when Public Service Company of New Hampshire (PSNH) creates a wholly-owned, limited liability company (referred to herein as SPE). Creation of SPE is required in connection with the securitization of PSNH's stranded costs and the issuance of rate reduction bonds, which are integral parts of the restructuring of the electric industry in New Hampshire.

II. DISCUSSION AND DECISION

   On September 22, 2000, PSNH requested our approval of a reorganization in which it will create a wholly-owned limited liability company, SPE. This Commission has previously determined that PSNH is a "public utility" in Maine subject to the jurisdiction of the Maine Public Utilities Commission because PSNH owns property in Maine, which is defined as "transmission and distribution plant" under 35-A M.R.S.A. Section 102(20-A). This primarily consists of transmission lines. See Public Service Co. of New Hampshire, Request for Exemption of 35-A M.R.S.A. Section 708(2)(A), Docket No. 2000-46 (Mar. 17, 2000) (listing PSNH's T & D properties in Maine). Under 35-A M.R.S.A. Section 708, the Commission must approve utility reorganizations. No reorganization may be approved unless the Commission finds that "the reorganization is consistent with the interests of the utility's ratepayers and investor." Also in approving any reorganization, the Commission must assure that "the ability of the utility to provide safe, reasonable and adequate service is not impaired." 35-A M.R.S.A. Section 708(2)(A)(4).

   Creation of the SPE subsidiary is an integral part of the electric industry restructuring that resulted from legislation and a settlement agreement negotiated by PSNH, the Governor of New Hampshire, various New Hampshire agencies and the staff of the New Hampshire Public Utilities Commission. The New Hampshire Public Utilities Commission approved the settlement and recently issued an order that will allow the reorganization to take place. Public Service Company of New Hampshire, DE 99-099, Order No. 23,550, Proposed Restructuring Settlement, Order Addressing Financing Issues (Sept. 8, 2000).

   As noted above, PSNH's contacts with the State of Maine are extremely limited. While it owns and operates certain transmission and distribution plant in Maine, it does not provide retail service to any customers in Maine nor does it receive any compensation in Maine as a result of the properties it owns in Maine. Our primary interest is in assuring that PSNH maintains its T&D plant in Maine in a safe and reasonable manner.

   Because PSNH's contacts are so limited, we believe we can adequately discharge our responsibilities under section 708 by approving the reorganization based on the New Hampshire Public Utilities Commission's approval. We expect that the reorganization will not affect PSNH's ability to maintain its T&D plan in Maine in a safe and reasonable manner and in accordance with the National Electric Safety Code, as required by 35-A M.R.S.A. Section 2305-A(2).

   Accordingly, we approve the reorganization as described in PSNH's request dated September 22, 2000.


               Dated at Augusta, Maine, this 3rd day of October, 2000.

                                BY ORDER OF THE COMMISSION

                                    Dennis L. Keschl
                                  Administrative Director


COMMISSIONERS VOTING FOR:   Welch
                            Diamond

COMMISSIONER ABSENT:        Nugent



                        NOTICE OF RIGHTS TO REVIEW OR APPEAL

   5 M.R.S.A. Section 9061 requires the Public Utilities Commission to give each party to an adjudicatory proceeding written notice of the party's rights to review or appeal of its decision made at the conclusion of the adjudicatory proceeding. The methods of review or appeal of PUC decisions at the conclusion of an adjudicatory proceeding are as follows:

1. Reconsideration of the Commission's Order may be requested under Section 1004 of the Commission's Rules of Practice and Procedure (65-407 C.M.R.110) within 20 days of the date of the Order by filing a petition with the Commission stating the grounds upon which reconsideration is sought.

2. Appeal of a final decision of the Commission may be taken to the Law Court by filing, within 30 days of the date of the Order, a Notice of Appeal with the Administrative Director of the Commission, pursuant to 35-A M.R.S.A.
Section 1320(1)-(4) and the Maine Rules of Civil Procedure, Rule 73, et seq.

3. Additional court review of constitutional issues or issues involving the justness or reasonableness of rates may be had by the filing of an appeal with the Law Court, pursuant to 35-A M.R.S.A. Section 1320(5).

Note: The attachment of this Notice to a document does not indicate the Commission's view that the particular document may be subject to review or appeal. Similarly, the failure of the Commission to attach a copy of this Notice to a document does not indicate the Commission's view that the document is not subject to review or appeal.